Exhibit 10.3

                        SUPPLEMENTAL RETIREMENT AGREEMENT

        AGREEMENT, made this 28th day of July 1998, by and between Willow Grove Bank (hereinafter referred to as the "Bank" or "Employer"), and Frederick A. Marcell, Jr. (the "Executive").

                                   WITNESSETH:

        WHEREAS, the Executive is currently the President and Chief Executive Officer of the Bank; and

        WHEREAS, to induce the Executive to continue in its employ, the Bank is willing to supplement the benefits payable to the Executive under the Bank's Money Purchase Plan and Profit Sharing Plan;

        NOW, THEREFORE, in consideration of the premises and the mutual promises of the parties hereto, the parties hereby agree as follows:

        1. Retirement Benefit.

        (a) If the Executive remains in the employ of the Employer to age sixty-eight (68), the Executive shall be entitled to receive from the Employer an annual supplemental retirement benefit ("Supplemental Retirement Benefit"), payable in equal monthly installments for ten (10) years (i.e., ten years certain and continuous), equal to 50% of the Executive's Average Annual Compensation; provided, in no event shall the Supplemental Retirement Benefit exceed $100,000. If the Executive elects to retire prior to attaining age sixty-eight (68) the Executive shall be entitled to receive from the Employer the Supplemental Retirement Benefit, payable in equally monthly installments for ten (10) years, reduced by a factor of .41666% for each full month (i.e., 5% for each full year) by which the date of retirement precedes the Executive's sixty-eighth (68th) birthday.

        (b) The following terms shall have the meanings set forth below for purposes of Section 1(a):

        "Average Annual Compensation" means the average of the Executive's Annual Compensation during his three (3) highest paid consecutive calendar years of employment preceding his retirement.

        "Annual Compensation" means with respect to any calendar year the annual aggregate compensation paid by the Employer to the Executive and reported to the U.S. Government on Form W-2 for purposes of the withholding tax, exclusive of any non-cash compensation in the form of restricted stock grants or awards.

        2. Disability or Death.


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        (a) In the event that the Executive becomes disabled within the meaning of the Bank's Money Purchase Plan while in the employ of the Employer, the Executive shall be entitled to receive the Supplemental Retirement Benefit payable in equal monthly installments beginning with the first day of the month coinciding with or next following the disability of the Executive and continuing thereafter for a period of ten (10) years. In such circumstances, the amount of the Supplemental Retirement Benefit shall be calculated as if the Executive had attained the age of sixty-eight (68) prior to his disability; provided that the amount of the Supplemental Retirement Benefit shall not exceed the limitation set forth in Section 1.

        (b) In the event that the Executive commences to receive Supplemental Retirement Benefits under this Agreement and dies prior to the receipt of ten
(10) years of such benefits, the remainder of the Supplemental Retirement Benefits shall be payable until the expiration of such term to the beneficiaries designated by the Executive.

        3. Termination of Employment.

        (a) In the event that the Executive's employment with the Employer is terminated by the Executive following a Change in Control of the Employer, the Executive shall receive a Supplemental Retirement Benefit in an amount not less than the Supplemental Retirement Benefit to which the Executive would have been entitled had he remained employed by the Employer, at the level of compensation in effect at the time of his termination of employment, until he had attained the age of sixty-eight (68). For purposes of this Agreement, Change in Control shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("Exchange Act") or any successor thereto, were the Bank a stock association, whether or not the Bank is registered under Exchange Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Bank representing 25% or more of the combined voting power of the Bank's then outstanding securities; or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Bank cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, provided further, however, that the reorganization of the Bank into a mutual holding company or the conversion of the Bank into a stock savings association, and the acquisition of the stock of the Bank by a holding company organized by the Bank, shall not be considered to be a "Change in Control of the Employer."

        (b) In the event that the Executive's employment with the Employer is terminated for Cause the Executive shall not be entitled to receive any Supplemental Retirement Benefits under this Agreement. For purposes of this Agreement, termination of the Executive's employment for Cause shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of

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fiduciary duty involving personal profit, intentional failure to perform stated
duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this paragraph, no act or failure to act on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that the Executive's action or omission was in the best interest of the Bank.

        4. Designation of Beneficiary. The Executive may from time to time, by providing a written notification to the Employer, designate any person or persons (who may be designated concurrently, contingently or successively), his estate or any trust or trusts created by him to receive benefits which are payable under this Agreement. Each beneficiary designation shall revoke all prior designations and will be effective only when filed in writing with the Employer's Compensation Committee (the "Committee"). If the Executive fails to designate a beneficiary or if a beneficiary dies before the date of the Executive's death and no contingent beneficiary has been designated, then the benefits which are payable as aforesaid shall be paid to his estate. If benefits commence to be paid to a beneficiary and such beneficiary dies before all benefits to which such beneficiary is entitled have been paid, the remaining benefits shall be paid to the successive beneficiary or beneficiaries designated by the Executive, if any, and if none to the estate of such beneficiary. In the event payment is to be made to the estate of the Executive or the estate of a designated beneficiary, the Bank may elect to make the payment in a lump sum using a discount rate equal to 6% rate of interest.

        5. Claims Procedure. The Executive or his designated beneficiary or beneficiaries may make a claim for benefits under this Agreement by filing a written request with the Committee. If a claim is wholly or partially denied, the Committee shall furnish the claimant with written notice setting forth in a manner calculated to be understood by the claimant;

               (a) the specific reason or reasons for the denial;

               (b) specific reference to the pertinent provisions of this Agreement on which the denial is based;

               (c) a description of any additional material or information necessary for the claimant to perfect his claim and an explanation why such material or information is necessary; and

               (d) appropriate information as to the steps to be taken if the claimant wishes to submit his claim for review.

        Such notice shall be furnished to the claimant within ninety (90) days after the receipt of his claim, unless special circumstances require an extension of time for processing his claim. If an extension of time for processing is required, the Committee shall, prior to the termination of the initial ninety (90) day period, furnish the claimant with written notice indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision. In no

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event shall an extension exceed a period of ninety (90) days from the end of the initial ninety (90) day period.

        A claimant may request the Committee to review a denied claim. Such request shall be in writing and must be delivered to the Committee within sixty
(60) days after receipt by the claimant of written notification of denial of claim. A claimant or his duly authorized representative may;

        (a) review pertinent documents, and

        (b) submit issues and comments in writing.

        The Committee shall notify the claimant of its decision on review not later than sixty (60) days after receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of a request for review. If an extension of time for review is required because of special circumstances, written notice of the extension must be furnished to the claimant prior to the commencement of the extension. The Committee's decision on the review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.

        6. Unsecured Promise. Nothing contained in this Agreement shall create or require the Employer to create a trust of any kind to fund the benefits payable hereunder. To the extent that the Executive or any other person acquires a right to receive payments from the Employer, such right shall be no greater than the right of any unsecured general creditor of the Employer.

        7. Assignment. The right of the Executive or any other person to the payment of benefits under this Agreement shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized by the Employer.

        8. Employment. Nothing contained herein shall be construed to grant the Executive the right to be retained in the employ of the Employer or any other rights or interests other than those specifically set forth.

        9. Amendment. This Agreement shall be binding upon and inure to the benefit of the Employer and the Executive.

        10. Successors. This Agreement shall be binding upon and inure to the benefit of the Employer, it successors and assigns and the Executive and his heirs, executors, administrators, and legal representatives.

        11. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

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        IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.


Attest:                                  Willow Grove Bank



                                         By:
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                                             William W. Langan
                                             Chairman of the Board of Directors

                                         By:
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                                             Frederick A. Marcell, Jr.